Exhibit 1

TERMS AGREEMENT

May 15, 2013

American Express Company
200 Vesey Street
New York, New York 10285

Attention: Treasurer

Ladies and Gentlemen:

We (the “Representatives”) understand that American Express Company, a New York corporation (the “Company”), proposes to issue and sell U.S.$1,000,000,000 aggregate principal amount of its 1.550% Notes due May 22, 2018 (the “Fixed Rate Notes”) and U.S.$850,000,000 aggregate principal amount of its Floating Rate Notes due May 22, 2018 (the “Floating Rate Notes” and, together with the Fixed Rate Notes, the “Securities”) pursuant to the Company’s Registration Statement on Form S-3 (No. 333-185242) (the “Registration Statement”).

Subject to the terms and conditions set forth herein or incorporated by reference herein, the underwriters named in Schedule I hereto (the “Underwriters”) offer to purchase, severally and not jointly, the principal amount of Securities set forth therein opposite their respective names at 99.482% of the principal amount of the Fixed Rate Notes and 99.650% of the principal amount of the Floating Rate Notes, together with accrued interest, if any, thereon from May 22, 2013 to the Closing Date. The Closing Date shall be May 22, 2013, at 9:30 a.m. at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York, or at such other time or place on the same or such other date as the Representatives and the Company may agree upon in writing, and shall occur in Federal (same day) funds. The Securities shall be represented by one or more global securities (the “Global Securities”) registered in the name of Cede & Co., the nominee of The Depository Trust Company, New York, New York (the “Depository”).

The Securities shall have the following terms:

Title:	U.S.$1,000,000,000 aggregate principal amount of its 1.550% Notes due May 22, 2018.

U.S.$850,000,000 aggregate principal amount of its Floating Rate Notes due May 22, 2018.

Maturity:	May 22, 2018 for the Fixed Rate Notes.

May 22, 2018 for the Floating Rate Notes.

Interest Payment Dates:	May 22 and November 22 of each year, beginning November 22, 2013 for the Fixed Rate Notes.

February 22, May 22, August 22 and November 22 of each year, beginning August 22, 2013 for the Floating Rate Notes.

Initial Price to Public:	99.832% of the principal amount of the Fixed Rate Notes, plus accrued interest, if any, from May 22, 2013.

100.000% of the principal amount of the Floating Rate Notes, plus accrued interest, if any, from May 22, 2013.

Underwriting Discount:	0.350% for the Fixed Rate Notes.

0.350% for the Floating Rate Notes.

Net Proceeds Before Expenses to Company:	U.S.$994,820,000 for the Fixed Rate Notes.

U.S. $847,025,000 for the Floating Rate Notes.

Delayed Delivery Contracts:	None.

Redemption provisions:	The Company may not redeem the Securities prior to maturity unless certain events occur involving United States taxation.

Indenture:	Senior Debt Indenture dated as of August 1, 2007, between the Company and The Bank of New York Mellon, as trustee.

Counsel for the Underwriters:	Cleary Gottlieb Steen & Hamilton LLP.

Additional terms:	As set forth in the Prospectus Supplement dated May 15, 2013, to the Prospectus dated December 3, 2012, relating to the Securities.

Except as expressly set forth below, all the provisions contained in the document entitled “American Express Company––Debt Securities––Underwriting Agreement Basic Provisions” filed as an exhibit to the Registration Statement (the “Basic Provisions”), a copy of which you have previously received, are herein incorporated by reference in their entirety and shall be deemed to be a part of this Terms Agreement, except as provided herein, to the same extent as if the Basic Provisions had been set forth in full herein. Terms defined in the Basic Provisions, except as otherwise defined herein, are used herein as therein defined.

Amendments to the Basic Provisions:

1.           Each Underwriter hereby represents to and agrees with the Company that:

(i) In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each Underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer to the public of Securities in that Relevant Member State, except that it may, with effect from and including the Relevant Implementation Date, make an offer to the public of

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Securities in that Relevant Member State under the following exemptions under the Prospectus Directive: (a) to legal entities which are qualified investors as defined in the Prospectus Directive; (b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the Representatives for any such offer; or (c) in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive, provided that no such offer of Securities shall require the Company or the Underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive. For the purposes of this provision, the expression an “offer the public” in relation to any Securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Securities to be offered so as to enable an investor to decide to purchase or subscribe the Securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression 2010 PD Amending Directive means Directive 12010/73/EU.

(ii) It has (a) only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the Securities in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and (b) complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom.

(iii) It has not offered, sold or delivered and will not offer, sell or deliver any of the Securities directly or indirectly, or distribute the Prospectus or any other offering material relating to the Securities, in or from any jurisdiction outside the United States or the jurisdictions described in paragraphs (i)-(ii) of this Section 1 except under circumstances that will result in compliance with the applicable laws and regulations thereof and that will not impose any obligations on the Company except as set forth herein.

2.           Section 1(g) of the Basic Provisions is amended to insert the following as the last sentence of such Section 1(g):

“The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.”

3.           The last sentence of Section 1(t) of the Basic Provisions is amended to insert the following at the end of the existing sentence:

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“and are sufficient to ensure the accuracy of the interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement.”

4.           Section 1 of the Basic Provisions is amended to insert the following at the end of the existing provisions:

“(u) The operations of the Company are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes of any jurisdiction, the rules and regulations thereunder, and any applicable related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental entity (collectively, the “Money Laundering Laws”); and no action, suit or proceeding by or before any governmental entity involving the Company with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.”

“(v) None of the Company, any of its subsidiaries, or, to the knowledge of the Company, any director or officer of the Company or any of its subsidiaries is an individual or entity (“Person”) currently the subject or target of any sanctions administered or enforced by the United States government, including, without limitation, the U.S. Department of the Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, or Her Majesty’s Treasury (collectively, “Sanctions”), nor is the Company located, organized or resident in a country or territory that is the subject of comprehensive Sanctions generally prohibiting dealings with such country or territory (presently Cuba, Iran, North Korea, Sudan, or Syria (each, a “Sanctioned Country”)); and the Company will not directly or indirectly use the proceeds of the sale of the Securities, or lend, contribute or otherwise make available such proceeds to any subsidiaries, joint venture partners or other Person, to fund any activities of or business with any Person, that, at the time of such funding, is the subject of Sanctions, or in any country or territory that, at the time of such funding, is a Sanctioned Country, in either case, in any manner that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.”

“(w) None of the Company, any of its subsidiaries or, to the knowledge of the Company, any director, officer, agent, employee, affiliate or other person acting on behalf of the Company or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by the Company or its subsidiaries of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Company and, to the knowledge of the Company, its affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.”

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5.           Pursuant to Section 12 of the Basic Provisions, notices to the Representatives of the Underwriters shall be sent to:

Name:	Citigroup Global Markets Inc.
Address:	388 Greenwich Street
New York, New York 10013
Attention:	General Counsel
Facsimile Number:	(212) 816-7912

Name:	Goldman, Sachs & Co.
Address:	200 West Street
New York, New York 10282
Attention:	Prospectus Department
Facsimile Number:	(212) 902-9316

Name:	J.P. Morgan Securities LLC
Address:	383 Madison Avenue
New York, New York 10179
Attention:	Investment Grade Syndicate Desk
Facsimile Number:	(212) 834-6081

Name:	UBS Securities LLC
Address:	677 Washington Boulevard
Stamford, Connecticut 06901
Attention:	Fixed Income Syndicate
Facsimile Number:	(203) 719-0495

6.           The following definitions shall be added to Section 19 of the Basic Provisions:

“ “Applicable Time” shall mean 4:30 p.m., New York City time, on the date of this Terms Agreement.”

“ “Counsel to the Underwriters” shall mean Cleary Gottlieb Steen & Hamilton LLP.”

7.           The definition of “Disclosure Package” in Section 19 of the Basic Provisions is amended and restated as follows:

“ “Disclosure Package” shall mean (i) the Base Prospectus, (ii) the Preliminary Final Prospectus used most recently prior to the Execution Time, (iii) the Issuer Free Writing Prospectus identified in Schedule II of this Terms Agreement and (iv) any other Free Writing Prospectus that the parties hereto shall hereafter expressly agree in writing to treat as part of the Disclosure Package.”

8.           In addition to the legal opinions required by Sections 6(c) and 6(d) of the Basic Provisions, the Underwriters shall have received an opinion of Tammy Fried, Vice President-Tax Counsel of the Company, dated the Closing Date, to the effect that such counsel has reviewed the statements in the Prospectus Supplement under the heading “Certain United States Federal Income Tax Considerations” and, insofar as they are, or refer to, statements of United States tax law or legal conclusions, such

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statements are accurate in all material respects, subject in the case of the opinion and other statements to qualifications set forth therein.

Please accept this offer by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us, or by sending us a written acceptance in the following form:

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“We hereby accept your offer, set forth in the Terms Agreement, dated May 15, 2013, to purchase the Securities on the terms set forth therein.”

Very truly yours,

For itself and as Representative of the Underwriters

CITIGROUP GLOBAL MARKETS INC.

By	/s/ Chandru M. Harjani
Name: Chandru M. Harjani
Title: Director

GOLDMAN, SACHS & CO.

By	/s/ Adam T. Greene
Name: Adam T. Greene
Title: Vice President

J.P. MORGAN SECURITIES LLC

By	/s/ Stephen L. Sheiner
Name: Stephen L. Sheiner
Title: Executive Director

UBS SECURITIES LLC

By	/s/ Scott Yeager
Name: Scott Yeager
Title: Managing Director

By	/s/ Mehdi Manii
Name: Mehdi Manii
Title: Associate Director

Accepted:

AMERICAN EXPRESS COMPANY

By	/s/ David L. Yowan
Name: David L. Yowan
Title: Executive Vice President and Corporate Treasurer

SCHEDULE I

Name	Principal Amount of Fixed Rate Notes	Principal Amount of Floating Rate Notes
Citigroup Global Markets Inc.	$200,000,000	$170,000,000
Goldman, Sachs & Co.	200,000,000	170,000,000
J.P. Morgan Securities LLC	200,000,000	170,000,000
UBS Securities LLC	200,000,000	170,000,000
HSBC Securities (USA) Inc.	47,500,000	40,375,000
Lloyds Securities Inc.	47,500,000	40,375,000
Mitsubishi UFJ Securities (USA), Inc.	47,500,000	40,375,000
Mizuho Securities USA Inc.	47,500,000	40,375,000
Samuel A. Ramirez & Company, Inc.	5,000,000	4,250,000
The Williams Capital Group, L.P.	5,000,000	4,250,000

Total	$1,000,000,000	$850,000,000

SCHEDULE II

1. Final Term Sheet, substantially in the form attached as Exhibit A to Schedule II, as filed with the Commission pursuant to Rule 433, and dated May 15, 2013, in respect of the $1,000,000,000 1.550% Notes due May 22, 2018

2. Final Term Sheet, substantially in the form attached as Exhibit B to Schedule II, as filed with the Commission pursuant to Rule 433, and dated May 15, 2013, in respect of the $850,000,000 Floating Rate Notes due May 22, 2018

Exhibit A

Fixed Rate Notes Term Sheet

AMERICAN EXPRESS COMPANY
$1,000,000,000
1.550% NOTES DUE MAY 22, 2018

Terms and Conditions

Issuer:	American Express Company

Expected Ratings(1):	[Reserved]

Ranking:	Senior unsecured

Trade Date:	May 15, 2013

Settlement Date:	May 22, 2013 (T+5 days)

Maturity Date:	May 22, 2018

Par Amount:	$1,000,000,000

Benchmark Treasury:	0.625% due April 30, 2018

Benchmark Treasury Price and Yield:	98-31+; 0.835%

Re-offer Spread to Benchmark:	+75 bps

Re-offer Yield:	1.585%

Coupon:	1.550%

Public Offering Price:	99.832%

Underwriters’ Commission:	0.350%

Net Proceeds to American Express:	$994,820,000 (before expenses)

Interest Payment Dates:	The 22nd of each May and November, beginning November 22, 2013

Day Count:	30 / 360

Redemption:	The notes may not be redeemed prior to maturity unless certain events occur involving United States taxation

Listing:	The notes will not be listed on any exchange

Minimum Denominations/Multiples:	Minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof

CUSIP:	025816 BG3

ISIN:	US025816BG36

Joint Book-Running Managers:	Citigroup Global Markets Inc. Goldman, Sachs & Co. J.P. Morgan Securities LLC UBS Securities LLC

Co-Managers:	HSBC Securities (USA) Inc.
Lloyds Securities Inc.
Mitsubishi UFJ Securities (USA), Inc.
Mizuho Securities USA Inc.

Junior Co-Managers:	Samuel A. Ramirez & Company, Inc.
The Williams Capital Group, L.P.

It is expected that delivery of the notes will be made against payment therefor on or about the Settlement Date, which will be the fifth business day following the date of pricing of the notes (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the initial pricing date of the notes or the next succeeding business day will be required, by virtue of the fact that the notes will settle in T+5, to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement and should consult their own advisor.

AMERICAN EXPRESS COMPANY
$1,000,000,000
1.550% NOTES DUE MAY 22, 2018

(1) An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Goldman, Sachs & Co. toll-free at 1-866-471-2526, J.P. Morgan Securities LLC at 1-212-834-4533 or UBS Securities LLC toll-free at 1-877-827-6444, ext. 5613884.

Exhibit B

Floating Rate Notes Term Sheet

AMERICAN EXPRESS COMPANY
$850,000,000
FLOATING RATE NOTES DUE MAY 22, 2018

Terms and Conditions

Issuer:	American Express Company

Expected Ratings(1):	[Reserved]

Ranking:	Senior unsecured

Trade Date:	May 15, 2013

Settlement Date:	May 22, 2013 (T+5 days)

Maturity Date:	May 22, 2018

Par Amount:	$850,000,000

Day Count:	Actual / 360

Base Rate:	Three-Month LIBOR (Reuters)

Spread:	+59 bps

Public Offering Price:	100.000%

Underwriters’ Commission:	0.350%

Net Proceeds to American Express:	$847,025,000 (before expenses)

Interest Payment Dates and Interest Reset Dates:	Interest on the notes is payable on February 22, May 22, August 22 and November 22 of each year, beginning August 22, 2013. If the Interest Payment Date falls on a day that is not a Business Day, interest will be paid on the next succeeding Business Day (unless the next Business Day is in the next calendar month, in which case payment will be paid on the immediately preceding Business Day)

Interest Periods:	Quarterly. The initial period will be the period from, and including the Settlement Date to, but excluding August 22, 2013, the Initial Payment Date. The subsequent interest periods will be the periods from, and including the applicable Interest Payment Date to, but excluding, the next Interest Payment Date or the Maturity Date, as applicable

Interest Determination Dates:	Second London banking day prior to applicable Interest Reset Date

Redemption:	The notes may not be redeemed prior to maturity unless certain events occur involving United States taxation

Listing:	The notes will not be listed on any exchange

Minimum Denominations/Multiples:	Minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof

CUSIP:	025816 BH1

ISIN:	US025816BH19

Joint Book-Running Managers:	Citigroup Global Markets Inc. Goldman, Sachs & Co. J.P. Morgan Securities LLC UBS Securities LLC

Co-Managers:	HSBC Securities (USA) Inc.
Lloyds Securities Inc.
Mitsubishi UFJ Securities (USA), Inc.
Mizuho Securities USA Inc.

Junior Co-Managers:	Samuel A. Ramirez & Company, Inc.
The Williams Capital Group, L.P.

It is expected that delivery of the notes will be made against payment therefor on or about the Settlement Date, which will be the fifth business day following the date of pricing of the notes (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the initial pricing date of the notes or the next succeeding business day will be required, by virtue of the fact that the notes will settle in T+5, to specify alternative settlement arrangements at the time of any such trade to prevent a failed settlement and should consult their own advisor.

AMERICAN EXPRESS COMPANY
$850,000,000
FLOATING RATE NOTES DUE MAY 22, 2018

(1) An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Goldman, Sachs & Co. toll-free at 1-866-471-2526, J.P. Morgan Securities LLC at 1-212-834-4533 or UBS Securities LLC toll-free at 1-877-827-6444, ext. 5613884.